UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2025

ARDELYX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
400 FIFTH AVE., SUITE 210, WALTHAM, MASSACHUSETTS 02451
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2025, Elizabeth Grammer informed Ardelyx, Inc. (the “Company”) of her resignation as the Company’s Chief Legal and Administrative Officer, effective December 31, 2025 (the “Resignation Date”).

In connection with Ms. Grammer’s resignation from her executive role with the Company, on December 17, 2025, the Company and Ms. Grammer entered into a Transition and Separation Agreement (the “Agreement”), pursuant to which Ms. Grammer is expected to continue to serve in the non-executive officer position of General Counsel until a successor is appointed, after which Ms. Grammer will serve as a Senior Advisor to the Company for a period of twenty-four (24) months (the “Advisory Period”). Under the Agreement, for so long as Ms. Grammer serves as the Company’s General Counsel, and thereafter, for the first twelve (12) months of the Advisory Period (the “Employment Period”), (i) Ms. Grammer will continue to be employed by the Company and receive her base salary as in effect immediately prior to the Resignation Date (the “Base Salary”), (ii) she will be eligible to receive her annual target bonus of 45% of her Base Salary for the year ending December 31, 2025, but will not be eligible for any ongoing bonus opportunity during her service as a Senior Advisor, and (iii) she will continue to receive benefits consistent with those provided to other senior non-executives. At the end of the Employment Period, if Ms. Grammer provides the Company a general release of claims, she will be paid an amount equal to one month of her annual base salary as in effect prior to the Resignation Date.

In addition, (a) during the second twelve (12) months of the Advisory Period (the “Consulting Phase”), Ms. Grammer’s equity will continue to vest, (b) during the first nine (9) months of the Consulting Phase, Ms. Grammer will be eligible for an advisory payment in an amount to be determined, and (c) during the full Advisory Period, or if earlier, the date she becomes eligible for healthcare coverage from another employer, Ms. Grammer will be eligible to receive continued health care coverage for herself and her covered dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 , as amended (“COBRA”), and the Company will pay the applicable COBRA premiums. The Agreement also includes a general release of claims in favor of the Company.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2025.

Item 8.01    Other Events.

Edward Conner, M.D. has notified the Company of his decision to resign as Chief Medical Officer of the Company, effective December 31, 2025. Dr. Conner resigned for personal reasons, and his resignation is not a result of any disagreement with the Company.

Dr. Laura Williams, the Company’s Chief Patient Officer and former Chief Medical Officer, will serve as interim Chief Medical Officer, assuming key responsibilities, including strategic guidance for the Company’s clinical development programs, until a new Chief Medical Officer is hired.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2025	ARDELYX, INC.

	By:	/s/ Susan Hohenleitner
Susan Hohenleitner
Chief Financial Officer